                     Tritel, Inc. and Predecessor Companies
               Computation of Ratio of Earnings to Fixed Charges
                           (In Thousands of Dollars)

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
                                                         Period
                                                          from                                           Six
                                                       inception                                     Months Ended
                                                           to         Years ended December 31,         June 30,
                                                      December 31,  ---------------------------   ------------------
                                                          1995        1996      1997     1998       1998      1999
                                                      ------------  --------  -------   -------   -------   --------
Earnings:
     Pretax income (loss) from continuing operations     $(120)     $(1,461)  $(3,154)  $(8,331)  $(1,733)  $(18,274)
     Fixed charges, net of capitalized interest              -            -         1       833         5      7,840
                                                         -----      -------   -------   -------   -------   --------
          Earnings                                        (120)      (1,461)   (3,153)   (7,498)   (1,728)   (10,434)
                                                         =====      =======   =======   =======   =======   ========
Fixed charges
     Interest expense and financing cost                     -            -         -       722         -      7,334
     Capitalized interest and discount                      20        3,358     7,214    10,519     4,621     10,540
     Interest factor on rental expense                       -            -         1       111         5        506
                                                         -----      -------   -------   -------   -------   --------
          Fixed charges                                     20        3,358     7,215    11,352     4,626     18,380
                                                         =====      =======   =======   =======   =======   ========
Deficiency of earnings to fixed charges                  $ 140      $ 4,819   $10,368   $18,850   $ 6,354   $ 28,814
                                                         =====      =======   =======   =======   =======   ========
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